CONVERTIBLE PROMISSORY NOTE

US$400,000.00 Reddick, Florida

March 4, 2014

FOR VALUE RECEIVED, ACOLOGY, INC., a Florida corporation formerly named “Pinecrest Investments Group, Inc.” (the “Maker”), hereby promises to pay to the order of Richard S. Astrom (the “Payee”), on the Maturity Date (as that term is hereinafter defined) at 11415 NW 123rd Lane, Reddick, FL 32686, in accordance with the terms herein set forth, the principal amount of FOUR HUNDRED THOUSAND AND NO/100 DOLLARS (US$400,000.00), together with accrued and unpaid interest thereon. As used herein, the term “Maturity Date” shall mean the date which is one (1) year after the date hereof.

This Convertible Promissory Note is issued by Maker (a) in consideration of (i) the surrender to Maker of 35,000,000 shares of the common stock of the Maker, (ii) the extinguishment of all indebtedness of Maker to Payee on the date hereof, including, without limitation, the indebtedness of $151,269 recorded on the balance sheet contained in the balance sheet of Maker as at December 31, 2009, and (iii) Payee’s agreement to indemnify Maker from and hold it harmless against all other indebtedness that would be set forth in the financial statements of Maker prepared as of the Closing Date under and as defined in that certain Agreement and Plan of Merger, dated as of December 24, 2013, by and among Maker, PNCR, ACQUISITION, LLC, a California limited liability company, and D&C DISTRIBUTORS, LLC, a California limited liability company, which is referred to herein as “D&C” (the “Merger Agreement”), and (b) in satisfaction of the condition precedent set forth in Section 5.3(l) of the Merger Agreement. The merger to be consummated pursuant to the Merger Agreement is referred to herein as the “Merger.”

1.      Interest. This Convertible Promissory Note shall bear interest at the rate of twenty-eight hundredths of one percent (0.28%) per annum [to be the Applicable Federal Rate for 1-year loans when this Convertible Promissory Note is signed] unless and until the occurrence of an Event of Default (as defined below) occurs. After an Event of default, this Convertible Promissory Note shall bear interest at a floating rate of interest which shall be ten (10) percentage points over the rate of interest announced from time to time by Citibank, N.A. as the rate of interest that it charges to its most creditworthy commercial customers. Interest shall be computed on the basis of a 360-day year of twelve 30-day months and shall accrue and be payable on the Maturity Date. Interest shall be compounded annually after an Event of Default, but shall not be compounded prior thereto.

2.      Maturity. The full principal amount of this Convertible Promissory Note, together with accrued interest thereon, shall be due on the Maturity Date.

3.      Payment. Payment under this Convertible Promissory Note shall be in lawful money of the United States and in immediately available funds in accordance with the written instructions of Payee. In the absence of such instructions, Maker shall make the payment by check timely delivered to Payee at its address set forth above.

4.      Prepayment. The principal amount of this Convertible Promissory Note and any accrued and unpaid interest thereon may be prepaid, in whole or in part, by Maker without penalty or premium. Partial prepayments shall be applied first to accrued and unpaid interest and then to principal. Such prepayment may be made at any time without notice, provided, however, that in the event that Payee shall have the right to convert any portion of the principal amount of this Convertible Promissory Note as provided in Section 9, Maker shall give the Payee ten (10) days’ notice of any such prepayment and, during such 10-day period, Payee’s rights in respect of conversion shall be unaffected by the giving of such notice.

5.      Covenants.

a.       Restriction on Major Transactions. The Surviving Corporation (as that term is defined in the Merger Agreement)) or any other person or entity in which it directly or indirectly controls (each such person or entity being a “Subsidiary”) without the prior written consent of Payee, to agree to or consummate a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event or to transfer any of its property or assets outside the ordinary course of business.

b.      Conduct of Business; Ownership of Shares and Interests in Subsidiaries. Maker will conduct its business and operations, other than financing operations, through one or more wholly owned Subsidiaries. Maker will not sell, transfer, mortgage, pledge or otherwise dispose of any shares or interests in any Subsidiary, nor will it permit any Subsidiary to transfer, mortgage, pledge or otherwise dispose of any shares or interests in a Subsidiary held by it. Maker represents and warrants that it does not own any interest in a person or entity that is not a Subsidiary.

c.       Filing of Reports under the Exchange Act; No Termination of Exchange Act Registration. After such time as Maker becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 and for as long as this Convertible Promissory Note is outstanding, Maker (i) will timely file all reports and other materials required to be filed by Section 13 of the Securities Exchange Act of 1934, other than Current Reports on Form 8-K, and (ii) will take such measures as are required to it to remain subject to such reporting requirements, including, without limitation, registering its Common Stock under Section 12(b) or (g) of said Act. After any conversion under Section 9 of this Convertible Promissory Note and for as long as the Payee holds any of the shares of Common Stock issued upon such conversion, Maker shall give immediate notice only by personal delivery or e-mail to the Payee upon becoming aware of Maker’s failure to comply with the covenant set forth in this subsection (d).

d.      No Registration Statement. Maker shall not file any registration statement under the Securities Act of 1933 until one year after the date on which the Payee shall first have converted any portion of this Convertible Promissory Note into shares of Common Stock pursuant to Section 9, provided that Maker may comply with its obligations under any agreement under which it is obligated to register shares of its Common Stock issued in the Private Placement, as that term is defined in the Merger Agreement.

6.      Waiver of Demand, Etc. Payee waives demand, presentment, protest and notice of any kind and consents to the extension of time for payments or other indulgence with respect to this Convertible Promissory Note, all without notice.

7.      Remedies. If an Event of Default occurs and is continuing, Payee may, by written notice given to Maker, declare the principal of and accrued interest on this Convertible Promissory Note to be due and payable immediately; provided, however, that upon the occurrence of any Event of Default described in Section 8(c), the principal of and accrued interest on this Convertible Promissory Note shall automatically become due and payable immediately without the requirement notice or any other action on the part of Payee. In the event that any action is commenced by Payee to enforce his rights under this Convertible Promissory Note and Payee prevails in such action, Maker shall reimburse Payee for Payee’s costs and expenses, including, without limitation, reasonable legal fees, incurred in connection therewith. Maker acknowledges that in the event that if it were to contravene any of the covenants of Maker set forth in Section 5, Payee would be irreparably harmed and that Payee would have no adequate remedy at law.

8.      Events of Default. The term “Event of Default” means the occurrence of any one or more of the following:

(a) Maker shall fail to make full payment of principal or interest on the Maturity Date, and such failure shall continue unremedied for a period of five (5) days after written notice from Payee;

(b) Maker shall fail to comply with any of its other obligations under this Convertible Promissory Note, other than its obligations under Section 5, and such default shall continue unremedied for a period of fifteen (15) days after written notice from Payee, provided, however, that in the event that such default cannot with diligence be cured within said period, Payee shall have such period as is reasonable to cure such default;

(c) Maker or any Subsidiary: (i) shall commence a voluntary case under any Bankruptcy Law (as hereinafter defined); (ii) shall become subject to an involuntary case under any Bankruptcy Law which is not withdrawn, discharged or stayed within sixty (60) days after the commencement thereof; (iii) shall consent to the appointment of a Custodian (as hereinafter defined) for a substantial portion of its property; (iv) shall become subject to the appointment of a Custodian for a substantial portion of its property, which appointment is not withdrawn, discharged or stayed within sixty (60) days after the appointment thereof; or (v) makes a general assignment for the benefit of its creditors; or

(d) Maker shall contravene any of its covenants set forth in Section 5 hereof or in Section 5 of the Pledge Agreement referred to in Section 11 hereof.

(e) Maker or D&C shall fail to comply with any covenant made by it in Section 6.4 of the Merger Agreement;

(f) D&C shall fail to comply with its covenant set forth in the latter sentence of Section 2.9 of the Merger Agreement;

(g) The Merger Sub Operating Agreement (as defined in the Merger Agreement), in the exact form as it shall exist at the Effective Time, shall fail, without the prior written consent of the holder of this Promissory Note, to be the operating agreement of D&C.

The term “Bankruptcy Law” means Title 7, Title 11 or Title 13, of the United States Code or any similar federal or state law for the relief of debtors and the term “Custodian” means any re ceiver, trustee, assignee, liquidator or similar official acting, appointed or empowered under any Bankruptcy Law.

9. Conversion.

(a) Conversion. Upon the occurrence of the Event of Default set forth in Section 8(a), the Payee shall have the right, at his option, to convert, subject to the terms and provisions of this Section 9, all or any portion of the unpaid principal amount of this Convertible Promissory Note and the interest accrued thereon (the sum of such unpaid principal amount and such accrued interest as it shall exist from time to time being the “Convertible Amount”) into the number of fully paid and nonassessable shares of the common stock, par value $0.000001 per share (“Common Stock”) as shall be equal to the portion of the Convertible Amount that the Payee desires to convert divided by the Conversion Price (as that term is hereinafter defined) then in effect, by delivery of this Convertible Promissory Note to the Maker at its address for notice; provided, however, that Payee shall make no conversion for less than the portion of the Convertible Amount equal to the amount of accrued interest then owing; and provided, further, that Maker shall not issue any fractional shares in connection with any conversion pursuant to this Section 9, but shall round up any fractional share to the next highest share. In the event that the Payee shall exercise his option to convert this Convertible Promissory Note with respect to less than the entire Convertible Amount then existing, Maker shall issue to the Payee a new convertible promissory note (the “Reissued Note”), duly executed by Maker, identical with this Convertible Promissory Note, except that (i) the principal amount of the Reissued Note shall be equal to the portion of the Convertible Amount Note that has not been so converted, (ii) the Reissued Note shall be dated as of the Conversion Date (as that term is hereinafter defined). The Conversion Price (as that term is hereinafter defined) for the Reissued Note shall be the same as that for this Convertible Promissory Note, except that any change in the Conversion Price that would be applicable to this Convertible Promissory Note if it had not been so replaced shall be given effect in determining the Conversion Price for the Reissued Note. The shares deliverable upon any such conversion are referred to as the “Conversion Shares”.

(b) Delivery of Stock Certificates; Time Conversion Effective; No Adjustment for Interest or Dividends. As promptly as practicable after the surrender (as herein provided) of this Convertible Promissory Note for conversion, Maker shall deliver or cause to be delivered to or upon the written order of the Payee, certificates representing the number of fully paid and nonassessable Conversion Shares into which all or a portion of the Convertible Amount shall have been converted. Subject to the following provisions of this Subsection (b), such conversion shall be deemed to have been made at the close of business on the date on which this Convertible Promissory Note shall have been surrendered for conversion as provided in Subsection (a) of this Section 9 (the “Conversion Date”), so that the rights of the Payee under this Convertible Promissory Note as such (only to the extent that the Convertible Amount is converted) shall cease at such time and the person or persons entitled to receive the Conversion Shares upon such conversion shall be treated for all purposes as having become the record holder or holders of such Conversion Shares at such time; provided, however, that no such surrender on any date when the stock transfer books of Maker shall be closed shall be effective to constitute the person or persons entitled to receive Conversion Shares upon such conversion as the record holder or holders of such Conversion Shares on such date, but such surrender shall be effective to constitute the person or persons entitled to receive such Conversion Shares as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open or Maker is required to effect such conversion.

If the day for the exercise of the conversion right shall not be a business day at the palace where notice of conversion is to be given, then such conversion right will be deemed to be exercised on the next succeeding day which is a Business Day.

No adjustments in respect of interest or cash dividends shall be made upon conversion of this Convertible Promissory Note.

(c) Conversion Price. The conversion price for this Convertible Promissory Note (the “Conversion Price”) shall be fifty percent (50%) of the Current Market Price. As used in the previous sentence, the term “Current Market Price” shall mean the average of the daily closing price for a share of Common Stock for the three (3) consecutive trading days ending on the trading day immediately prior to the day on which this Convertible Promissory Note is delivered for conversion pursuant to Subsection (a) of this Section 9. A trading day shall be any day on which the Common Stock is able to be traded on an organized securities market or trading system in the United States of America, whether or not the Common Stock actually is traded on such day. The closing price for each day shall be the last reported sales price, or, in case no reported sale takes place on such day, the average of the closing bid and asked prices, regular way, in either case, as quoted on the principal United States market for the Common Stock, as determined by the Board of Directors of the Corporation or if, in the judgment of the Board of Directors of the Corporation, there exists no principal United States market for the Common Stock, then as determined by the Board of Directors of the Corporation.

(d) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment as follows:

(i)              In case Maker shall, after the date of this Convertible Promissory Note, (A) pay a stock dividend or make a distribution in shares of its capital stock (whether shares of its Common Stock or of capital stock of any other class), (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its shares of Common Stock any shares of capital stock of Maker, the Conversion Price in effect immediately prior to such action shall be adjusted so that the holder of this Convertible Promissory Note thereafter surrendered for conversion shall be entitled to receive an equivalent number of shares of its Common Stock or capital stock of any other class which it would have owned immediately following such action had this Convertible Promissory Note been converted immediately prior thereto. Any adjustment made pursuant to this Subsection (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(ii)            In case Maker, after the date hereof, shall issue rights, warrants or options entitling the recipients thereof to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at a price per share less than the Conversion Price for this Convertible Promissory Note then in effect, the Conversion Price in effect immediately prior thereto shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price in effect for immediately prior to the date of issuance of such rights, warrants or options by a fraction of which the numerator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options (immediately prior to such issuance), plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered for subscription or purchase (or the aggregate conversion price of the convertible securities so offered to subscription or purchase) would purchase at the Conversion Price then in effect, and of which the denominator shall be the number of shares of Common Stock outstanding on the date of issuance of such rights, warrants or options (immediately prior to such issuance) plus the number of additional shares of Common Stock so offered for subscription or purchase (or into which the convertible securities so offered for subscription or purchase are convertible). Such adjustment shall be made successively whenever any such rights, warrants or options are issued. In determining whether any rights, warrants or options entitle the holder of this Convertible Promissory Note to subscribe for or purchase shares of Common Stock (or securities convertible into Common Stock) at less than the Conversion Price then in effect and in determining the aggregate offering price of such shares of Common Stock (or conversion price of such convertible securities), there shall be taken into account any consideration received by Maker for such rights, warrants or options (and for such convertible securities), the value of such consideration, if other than cash, to be determined in good faith by the Board of Directors of Maker (which determination shall be conclusive). If at the end of the period during which such warrants, rights or options are exercisable not all of such warrants, rights or options shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to the Conversion Price which would have been in effect based on the number of additional shares of Common Stock actually issued (or the number of shares of Common Stock actually issuable) upon conversion of the convertible securities.

(iii)          In case Maker, after the date of this Convertible Promissory Note, shall distribute to all holders of its outstanding Common Stock any shares of capital stock (other than Common Stock), evidences of its indebtedness or assets (including securities and cash, but excluding any cash dividend paid out of current or retained earnings of Maker and dividends or distributions payable in stock for which adjustment is made pursuant to Subsection (i) of this Section 9(d) or rights, warrants or options to subscribe for or purchase securities of Maker (excluding those referred to in Subsection (ii) of this Section 9(d), then in each such case, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the record date of such distribution by a fraction of which the numerator shall be the Conversion Price for this Convertible Promissory Note then in effect less the fair market value on such record date (as determined in good faith by the Board of Directors of Maker, which determination shall be conclusive) of the portion of the capital stock or the evidences of indebtedness or the assets so distributed to the holder of one share of Common Stock or of such subscription rights, warrants or options applicable to one share of Common Stock and of which the denominator shall be the Conversion Price then in effect. Such adjustment shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution. If at the end of the period during which warrants, rights or options described in this Subsection (iii) are exercisable not all such warrants, rights or options shall have been exercised, the adjusted Conversion Price shall be immediately readjusted to what it would have been based on the number of warrants, rights or options actually exercised.

(iv)          Notwithstanding anything in subsection (ii) or (iii) of this Section 9(d) to the contrary, with respect to any rights, warrants or options covered by Subsection (ii) or (iii) of this Section 9(d), if such rights, warrants or options are exercisable only upon the occurrence of specified events, then for purposes of this Section 9(d), such rights, warrants or options shall not be deemed issued or distributed, and any adjustment to the Conversion Price required by subsection (ii) or (iii) of this Section 9(d) shall not be made until such events occur and such rights, warrants or options become exercisable.

(v)            In case Maker, after the date of this Convertible Promissory Note, shall issue shares of Common Stock (excluding those rights, warrants, options, shares of capital stock or evidences of its indebtedness or assets referred to in subsection (ii) or (iii) of this Section 9(d)) at a net price per share less than the Conversion Price on the date that Maker fixes the offering price of such additional shares, the Conversion Price shall be reduced immediately thereafter so that it shall equal the price determined by multiplying such Conversion Price in effect immediately prior thereto by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so offered would purchase at the Conversion Price then in effect and the denominator shall be the number of shares of Common Stock that would be outstanding immediately after the issuance of such additional shares. Such adjustment shall be made successively whenever such an issuance is made. This Subsection (v) shall not apply to Common Stock issued pursuant to an incentive stock option, as that term is defined in Section 422(b) of the Internal Revenue Code of 1986.

(vi)          In any case in which this Section 9(d) shall require that an adjustment be made immediately following a record date or an effective date, Maker may elect to defer (but only until five Business Days following the mailing by Maker to the Payee of the certificate required by subsection (viii) of this Section 9(d), issuing to the holder of this Convertible Promissory Note converted after such record date or effective date the shares of Common Stock issuable upon such conversion over and above the shares of Common Stock issuable upon such conversion on the basis of the Conversion Price prior to adjustment.

(vii)        No adjustment in the Conversion Price of this Convertible Promissory Note shall be required to be made unless such adjustment would require an increase or decrease of at least one percent (1%) in such price; provided, however, that any adjustments which by reason of this Subsection (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 9(d) shall be made to the nearest one hundredth of one cent.

(viii)      Whenever the Conversion Price is adjusted as provided in this Section 9, Maker will promptly mail to the holder of this Convertible Promissory Note a certificate of Maker’s Treasurer or Chief Financial Officer setting forth the Conversion Price as so adjusted and a brief statement of facts accounting for such adjustment.

(e) Consolidation or Merger. If Maker shall at any time consolidate or merge with or into another corporation, (i) Maker shall give at least five (5) days’ prior written notice to the Payee of such consolidation or merger and the terms thereof and (ii) the Payee shall thereafter be entitled to receive, upon the conversion thereof, the securities or property to which a holder of the number of

Conversion Shares then deliverable upon the conversion thereof would have been entitled upon such consolidation or merger. Maker shall take such steps in connection with such consolidation or merger as may be necessary to assure such holder that the provisions of this Agreement shall thereafter be applicable, as nearly as reasonably may be in relation to any securities or property thereafter deliverable upon the conversion of this Convertible Promissory Note including, but not limited to, obtaining a written acknowledgement from the continuing corporation or other appropriate corporation of its obligation to supply such securities or property upon such conversion. The sale of all or substantially all of the assets of Maker shall be deemed a consolidation or merger for the foregoing purposes.

(f) Taxes on Conversion. The issuance of certificates representing for Conversion Shares upon the conversion of this Convertible Promissory Note shall be made without charge to the Payee for any issue or stamp tax in respect of the issuance of such certificates, and such certificates shall be issued in the respective names of, or in such names as may be directed by, the holder of this Convertible Promissory Note; provided, however, that Maker shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Payee and Maker shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to Maker the amount of such tax or shall have established to the satisfaction of Maker that such tax has been paid.

10.  Usury. In no event whatsoever shall the amount of interest paid or agreed to be paid to Payee exceed the maximum amount permissible under applicable law. If Payee shall receive as interest, an amount which would exceed the highest lawful rate, the amount which would be excessive interest shall be applied to the reduction of the principal amount outstanding under this Convertible Promissory Note (without prepayment premium or penalty).

11.  Assignment, Amendment, Etc. This Convertible Promissory Note may be assigned, transferred, sold or pledged by Payee without the prior written consent of Maker. This Convertible Promissory Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of Payee and Payee’s heirs, executors, administrators and permitted assigns. If any term of this Convertible Promissory Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby. This Convertible Promissory Note may not be changed, modified or terminated orally, but only by an agreement in writing, signed by the party to be charged therewith. No delay, failure or omission by Payee or any subsequent holder in respect of the exercise of any right or remedy granted hereunder or allowed by law to Payee or other holder shall constitute a waiver of the right to exercise the same at any future time or in the same or other circumstances.

12.  Governing Law; Submission to Jurisdiction; Waiver of Jury Trial. This Convertible Promissory Note shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to the principles of conflicts of law. Maker by the execution of this Convertible Promissory Note and Payee by acceptance hereof:

a.	irrevocably consents and submit to the jurisdiction of the Courts of the State of Florida and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Convertible Promissory Note or the transactions related hereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute arising out of the relationship between Maker and Payee or the conduct of such persons in connection with this Convertible Promissory Note or otherwise shall be heard only in the courts described above; and

b.      WAIVES TO THE FULL EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONVERTIBLE PROMISSORY NOTE.

13.  Notices. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, mailed by registered or certified mail, postage prepaid, or emailed (solely in the case of the notice required by Section 5(d)) to the person to whom it is directed at its address specified below, or such other address as such person may hereinafter specify by notice:

If to Maker, at:

Until the Closing, at: After the Closing, at:

11415 NW 123rd Lane 912 Maertin Lane

Reddick, FL 32686 Fullerton, CA 92831

If to Payee, at his address written above, or, in the event of notice given pursuant to Section 5(d), r_astrom@me.com. Any notice given by email shall be confirmed by notice given by another of the methods for giving notice set forth above.

14.  Unenforceability. If one or more provisions of this Convertible Promissory Note are held to be unenforceable under applicable law, such provisions shall be excluded from this Convertible Promissory Note, and the balance of this Convertible Promissory Note shall be interpreted as if such provisions were so excluded and shall be enforceable in accordance with its terms.

15.  Pledge Agreement. The obligations of Maker under this Convertible Promissory Note are secured by a Pledge Agreement, of even date herewith, by and between Payee and Maker.

16.  Section Titles. The section titles in this Convertible Promissory Note have been inserted for reference only and shall not be deemed to be part hereof.

IN WITNESS WHEREOF, Maker has executed this Convertible Promissory Note as of the date first above written.

ACOLOGY, INC.

By: /s/ Richard S. Astrom

Richard S. Astrom

Chief Executive Officer